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                                                                 EXHIBIT (D)(12)

                       FORM OF SUBADVISORY AGREEMENT WITH
                                MERCURY ADVISORS

                      Strategic Partners Opportunity Funds
                      (formerly, Strategic Partners Series)

                      Strategic Partners Mid-Cap Value Fund

         Agreement made as of this 22nd day of April, 2002, between Prudential Investments LLC, a New York limited liability company ("PI" or the "Manager"), and Fund Asset Management, L.P., doing business as Mercury Advisors (the "Subadviser"), a Delaware limited partnership.

         WHEREAS, the Manager has entered into a Management Agreement, dated February 26, 2002 (the "Management Agreement"), with Strategic Partners Opportunity Funds, a Delaware business trust (the "Trust"), on behalf of the Strategic Partners Mid-Cap Value Fund (the "Fund"), a series of a non-diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), pursuant to which PI acts as Manager of the Fund; and

         WHEREAS, PI desires to retain the Subadviser to provide investment advisory services to the Fund and to manage such portion of the assets and investment operations of the Fund as the Manager shall from time to time direct (the "Segment"), and the Subadviser is willing to render such investment advisory services.

         NOW, THEREFORE, the parties hereby agree as follows:

         1. (a) Subject to the supervision of the Manager and the Board of Trustees of the Trust, the Subadviser shall manage the Segment and shall manage the composition of the Segment's portfolio, including the purchase, retention and disposition thereof, in accordance with the Fund's investment objectives, policies and restrictions as stated in its prospectus and statement of additional information (such prospectus and statement of additional information as currently in effect and as amended or supplemented from time to time, being herein called the "Prospectus"), and subject to the following understandings:

                  (i) The Subadviser shall provide supervision of the Segment's investments and shall determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Segment, and what portion of the assets thereof will be invested or held uninvested as cash. At the inception of the Fund's operations, the Manager shall allocate approximately 50% of the Fund's assets to the Segment. Thereafter, under normal market conditions, in order to maintain the allocation of approximately 50% of the Fund's assets to the Segment, the Manager shall (1) allocate approximately 50% of all of the Fund's daily cash inflows (that is, purchases and reinvested distributions) and outflows (that is, redemptions and expense items) to the Segment; (2) periodically adjust the allocation of the Fund's daily cash inflows and outflows between the Segment and

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                  the remainder of the Fund's assets; or (3) otherwise rebalance the Fund's assets. The Manager will base the timing of any reallocations on the best interests of the Fund and its shareholders.

                  (ii) In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the Agreement and Declaration of Trust and By-Laws of the Trust, with the Prospectus and with the instructions and directions of the Manager and of the Board of Trustees of the Trust, as delivered by the Manager to the Subadviser, and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations.

                  (iii) The Subadviser shall determine the assets to be purchased or sold by the Segment as provided herein and will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage set forth in the Trust's registration statement or as the Board of Trustees or the Manager may direct from time to time, in conformity with federal securities laws and to the extent consistent with best execution principles as established by the Securities and Exchange Commission ("SEC"). In executing Fund transactions and selecting brokers or dealers, the Subadviser will use its best efforts to seek on behalf of the Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Subadviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Subadviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934). Consistent with any guidelines established by the Board of Trustees of the Trust, the Subadviser is authorized to negotiate and pay to a broker or dealer who provides such brokerage and research services a commission for executing a transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Subadviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of that particular transaction or in terms of the overall responsibilities of the Subadviser to the Fund. In addition, the Subadviser is authorized to allocate purchase and sale orders for securities to brokers or dealers (including brokers and dealers that are affiliated with the Manager, Subadviser or the Trust's principal underwriter) to take into account the sale of shares of the Fund if the Subadviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will the Segment's assets be purchased from or sold to the Manager, Subadviser, the Trust's principal underwriter, or any affiliated person of either the Trust, Adviser,


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                  the Subadviser or the principal underwriter, acting as
                  principal in the transaction, except to the extent permitted by the SEC and the 1940 Act.

                  On occasions when the Subadviser deems the purchase or sale of a security or futures contract to be in the best interest of the Fund as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

                  (iv) The Subadviser shall maintain all books and records with respect to the Fund's portfolio transactions required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act, and shall render to the Trust's Board of Trustees such periodic and special reports as the Trustees may reasonably request. The Subadviser shall make reasonably available its employees and officers for consultation with any of the Trustees or officers or employees of the Fund with respect to any matter discussed herein, including, without limitation, the valuation of the Fund's securities.

                  (v) The Subadviser shall provide the Fund's Custodian on each business day with information relating to all transactions concerning the Segment, and shall provide the Manager with such information upon the reasonable request of the Manager.

                  (vi) The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others. Conversely, Subadviser and Manager understand and agree that if the Manager manages the Fund in a "manager-of-managers" style, the Manager will, among other things, (i) continually evaluate the performance of the Subadviser through quantitative and qualitative analysis and consultations with the Subadviser; (ii) periodically make recommendations to the Trust's Board as to whether the contract with one or more subadvisers should be renewed, modified, or terminated; and
                  (iii) periodically report to the Trust's Board regarding the results of its evaluation and monitoring functions. The Subadviser recognizes that its services may be terminated or modified pursuant to this process.

           (b) The Subadviser shall keep the Fund's books and records required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Manager all information relating to the Subadviser's services hereunder needed by the Manager to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act. The Subadviser agrees that all records which it maintains for the Fund


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           are the property of the Fund, and the Subadviser will surrender within three business days to the Fund any of such records upon the Fund's reasonable request, provided, however, that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

           (c) The Subadviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Investment Advisers Act of 1940, as amended, and other applicable state and federal regulations.

           (d) The Subadviser shall furnish to the Manager copies of all records prepared in connection with (i) the performance of this Agreement and
           (ii) the maintenance of compliance procedures pursuant to paragraph 1(d) hereof as the Manager may reasonably request.

         2. The Manager shall continue to have responsibility for all services to be provided to the Fund pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser's performance of its duties under this Agreement.

         3. Each party represents and warrants to the other that it is (a) duly organized and existing and in good standing under the laws of its state of organization; (b) duly qualified to conduct its business in all jurisdictions that require such qualification; and (c) duly authorized to enter into and perform this Agreement.

         4. (a) For the services provided and the expenses assumed pursuant to this Agreement, the Manager shall pay the Subadviser as full compensation therefor, a fee equal to the percentage of the Fund's average daily net assets of the portion of the Fund managed by the Subadviser as described in the attached Schedule A. This fee will be computed daily and paid monthly.

         (b) Except for expenses specifically assumed or agreed to be paid by the Subadviser pursuant hereto, the Subadviser shall not be liable for any organizational, operational or business expenses of the Manager or the Trust including, without limitation, (a) interest and taxes, (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to the Fund, and (c) custodian fees and expenses. Any reimbursement of advisory fees required by any expense limitation provision of any law shall be the sole responsibility of the Manager. The Manager and the Subadviser shall not be considered as partners or participants in a joint venture. The Subadviser will pay its own expenses incurred in furnishing the services to be provided by it pursuant to this Agreement.

         5. (a) The Subadviser shall not be liable for any error of judgment or for any loss suffered by the Fund or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser's part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement.


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         (b) Each party to this Agreement shall indemnify and hold harmless the other party from and against any and all claims, losses, liabilities or damages (including reasonable attorney's fees and other related expenses) howsoever arising from or in connection with the performance of the indemnifying party's obligations under this Agreement; provided, however, that the indemnifying party's obligation under this Section 5 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the indemnified party is caused by or is otherwise directly related to the indemnified party's own willful misfeasance, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

         (c) The Manager acknowledges and agrees that the Subadviser makes no representation or warranty, expressed or implied, that any level of performance or investment result will be achieved by the Fund or the Segment or that the Fund or the Segment will perform comparably with any standard or index, including other clients of the Subadviser, whether public or private.

         6. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved for an initial period of two years, and at least annually thereafter, in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Trust, on behalf of the Fund, at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Manager or the Subadviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. The Subadviser agrees that it will promptly notify the Trust and the Manager of the occurrence or anticipated occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change or anticipated change in control (as defined in the 1940 Act) of the Subadviser.

         Any notice or other communication required to be given pursuant to
Section 5 of this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary; (2) to the Trust at Gateway Center Three, 100 Mulberry Street, Newark, NJ 07102-4077, Attention: Secretary; or (3) to the Subadviser at 800 Scudders Mill Road, Plainsboro, NJ 08536, Attention: Allan J. Oster, Esq.

         7. Nothing in this Agreement shall limit or restrict the right of any of the Subadviser's partners, principals, members, officers or employees who may also be a Trustee, officer or employee of the Trust or the Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.


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         8. During the term of this Agreement, the Manager agrees to furnish the
Subadviser at the address designated for delivery of notices in Section 6 hereto all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Fund or the public, which refer to the Subadviser or the Segment in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof. Sales literature may be furnished to the Subadviser hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery. Until the Manager delivers any revisions or supplements to the documents described above to the Subadviser, the Subadviser shall be fully protected in relying on the versions of such documents previously furnished by the Manager to the Subadviser.

        9. Notwithstanding any provision herein to the contrary, each party hereto agrees that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P ("Regulation S-P"), promulgated under the Gramm-Leach-Bliley Act (the "Act"), disclosed by a party hereunder is for the specific purpose of permitting the other party to perform the services set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and the Act and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement to any other party, except to the extent as necessary to carry out the services set forth in this Agreement and consistent with such other party's privacy notice to its customers, or as otherwise permitted by Regulation S-P or the Act.

         10. This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act.

         11. This Agreement shall be governed by the laws of the State of New York. This Agreement together with any other written agreements between the parties entered into concurrently with this Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereby and supersede all previous oral or written negotiations, commitments and understandings related thereto. No waiver by one party of any obligation of the other hereunder shall be considered a waiver of any other obligation of such party. If any portion of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PRUDENTIAL INVESTMENTS LLC                   FUND ASSET MANAGEMENT, L.P.
                                             (D/B/A MERCURY ADVISORS)

By:__________________________________        By: __________________________________
     Robert F. Gunia                              Robert C. Doll
     Executive Vice President                     President
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                                                                      Schedule A

            Subadvisory Agreement dated April 22, 2002 between PI and
                          Fund Asset Management, L.P.
                  (d/b/a Mercury Advisors) with respect to the
               Strategic Partners Mid-Cap Value Fund, a series of
                      Strategic Partners Opportunity Funds

                              Compensation Schedule

With respect to the Fund, the annual fee payable to the Subadviser as a percentage of average daily net assets of the Fund managed by the Subadviser:

0.55% on the first $1 billion in Fund assets, 0.45% on Fund assets over $1 billion.

As of April 22, 2002

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